Exhibit 10.1

May 29, 2013

Rick Shearer
1400 Civic Place, Suite 250

Southlake, Texas 76092

Dear Rick:

Reference is hereby made to that certain letter agreement, dated November 11, 2010 (the “Letter”), pursuant to which Superior Silica Sands, LLC, a Texas limited liability company granted you certain rights to incentive compensation under a long-term incentive compensation program (the “LTIC”), which has been assigned to Emerge Energy Services GP, LLC, a Delaware limited liability company (the “Company”).

As we’ve discussed, the Company has determined to terminate and liquidate the LTIC as of the date hereof in a manner compliant with Treasury Regulation section 1.409A-3(j)(4)(ix)(C).

Consequently, effective as of the date hereof, the LTIC is hereby terminated and canceled and will be of no further force or effect.  As your LTIC termination amount, the Company shall pay you (or, if at such time you are deceased, your estate) a lump-sum cash payment of $4,270,731, less applicable tax withholding as required by law (the “LTIC Payment”), payable within ten days following the one year anniversary of the date hereof.

The Company’s obligation to pay you the LTIC Payment, less applicable tax withholding as required by law, is as of the date of this letter, fully vested, absolute, and not subject to any right of offset or set-off for any claim of any sort that the Company or any of its affiliates may otherwise have against you now or at any time in the future, whether known or unknown as of the date of this Letter or at any time in the future, and whether sounding in contract or in tort, or pursuant to any agreement in existence now or at any time in the future, and whether enforceable at law or in equity.

To ensure timely payment of the LTIC Payment in accordance with this letter, and to compensate you for the one-year delay in payment, the Company shall, within two days of the date hereof,  place an amount of cash equal to the LTIC Payment in a rabbi trust that is intended to constitute a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and Rev. Proc. 92-64.  You (or your estate, should you be deceased at the time of payment) shall be the sole beneficiary of such rabbi trust and the rabbi trust shall be obligated to pay the LTIC Payment in full as set forth in the preceding paragraphs of this Letter, but the Company shall remain secondarily liable to make the LTIC Payment if for some reason the rabbi trust does not timely make it in its entirety, including on account of any investment loss of the rabbi trust.  The trustee of the rabbi trust shall be PNC Bank.  The assets of the rabbi trust shall be invested in U. S. Treasury obligations with remaining durations of no more than 90 days or such other investments as the Company and the Trustee may mutually agree upon.  Interest or other earnings of the rabbi trust, to the extent not used to pay the fees of the rabbi trustee or other administrative expenses of the rabbi trust, shall become part of the LTIC Payment and shall be paid to you when the rabbi trust pays the LTIC Payment.

Effective as of the termination of the LTIC, you will have no right or interest under or with respect to the LTIC or the Letter, other than the right to receive the LTIC Payment as set forth above.

You acknowledge and agree that, although as of the date of this letter both you and the Company have endeavored to structure the LTIC Payment in a way that complies with any applicable requirement of Section 409A of the Code, nevertheless in the event that any tax is imposed under Section 409A of the Code in respect to any compensation or benefits payable to you, including the LTIC Payment or any other payment under the LTIC, this letter or otherwise, then (i) the payment and/or contest of such tax shall be solely your responsibility(ies), and (ii) neither the Company, its affiliates, its successors nor any of their respective past, present or future directors, officers, employees or agents shall have any liability for any such tax.

Sincerely,

Emerge Energy Services GP, LLC, a Delaware limited liability company

	By:	/s/ Ted Beneski
Name: Ted Beneski
Title: Chairman of the Board

Accepted, Acknowledged and Agreed,
as of this 29 day of May, 2013

/s/ Rick Shearer
Rick Shearer